UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☒    Soliciting Material Pursuant to §240.14a-12

INSPIRATO INCORPORATED
(Name of Registrant as Specified in is Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

0904340005-1095391890-7/0.2

This Schedule 14A relates solely to preliminary communications made prior to furnishing stockholders of Inspirato, Inc., a Delaware corporation (“Inspirato”) with a definitive proxy statement related to the proposed transaction with Exclusive Investments, LLC.
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1.The following was a communication sent to Inspirato's employees on December 17, 2025:

2. The following was a communication sent to Inspirato's members on December 17, 2025:

From: Chairman & CEO, Payam Zamani
To: All Members
Subject: A new chapter ahead!

Dear [first name],

Over the past year and a half, since stepping into the role of Chairman & CEO, my focus has been on strengthening Inspirato with care and intention, always guided by the trust you place in us as a company. That commitment to you remains at the heart of every decision we make.

Earlier today, we issued a **press release** sharing an important update about Inspirato, and I wanted to provide a bit more context directly with you. The announcement outlines our agreement with Exclusive Investments, LLC, parent company to Exclusive Resorts, to acquire Inspirato. This transaction, together with their acquisition of onefinestay earlier this year will launch The Exclusive Collective. You can read the full press release **here**.

I want to assure you that nothing **changes about your membership today.** Your access, benefits, reservations, and Member Care team remain exactly the same, and Inspirato will continue operating independently.

This transaction marks the beginning of an exciting new chapter for Inspirato. By becoming part of The Exclusive Collective—alongside Exclusive Resorts and onefinestay—Inspirato gains the backing of a well-capitalized, long-term owner and the support of a platform shaped by more than two decades of operational experience in luxury hospitality.

For members, this means a strong foundation for continued investment in the Inspirato experience you value—its consistency, service, and carefully curated portfolio. While no changes are planned today, this structure positions Inspirato to continue strengthening its offering over time in thoughtful, measured ways.

The acquisition of Inspirato is expected to close in early 2026, subject to customary closing conditions, including approval by Inspirato's shareholders. Once the transaction closes, I will step down from my role as Chairman and Chief Executive Officer of Inspirato. James Henderson, CEO of The Exclusive Collective and Exclusive Resorts, will also serve as interim CEO of Inspirato. His focus throughout this transition will be continuity—for employees, members, and partners alike.

Thank you for your continued trust and loyalty. I'm genuinely optimistic about what this next chapter makes possible for Inspirato.

With love,
payam
Chairman & CEO, Inspirato

Participants in the Solicitation

3. The following communication was shared on Inspirato's LinkedIn page on December 17, 2025:

https://www.linkedin.com/posts/inspirato_inspirato-announces-agreement-to-be-acquired-activity-7407067222075965443-PA2b

4. The following communication was shared on Inspirato's X page on December 17, 2025:

Inspirato
@inspirato

Inspirato Announces Agreement to be Acquired by Exclusive Investments LLC

DENVER – December 17, 2025 – Inspirato Incorporated ("Inspirato") (Nasdaq: ISPO), the premier luxury vacation club and property technology company, today announced that it has entered into a definitive agreement to be acquired by Exclusive Investments, LLC ("Exclusive Investments"), the parent company of Exclusive Resorts. Under the terms of the agreement, Exclusive Investments will acquire all outstanding shares of Inspirato for $4.27 per share in an all-cash transaction, valuing Inspirato at an equity value of approximately $59 million on a fully diluted basis. The purchase price represents an approximately 50% premium to Inspirato's closing price on December 16, 2025, the last trading day prior to the announcement of the transaction. Following the closing of the transaction, Inspirato will become a privately held company, and Inspirato's Class A common stock will no longer be listed or traded on Nasdaq.

investor.inspirato.com
Inspirato Announces Agreement to be Acquired by Exclusi...
DENVER, Dec. 17, 2025 (GLOBE NEWSWIRE) -- Inspirato Incorporated ("Inspirato") (Nasdaq: ISPO) , the premier ...

7:50 AM · Dec 17, 2025 · **813** Views

3 1

https://x.com/inspirato/status/2001304103834837147

IMPORTANT INFORMATION FOR STOCKHOLDERS

Inspirato will file with the SEC, and mail to its shareholders, a proxy statement in connection with the proposed merger. This communication is not a substitute for the proxy statement or for any other document that Inspirato may file with the SEC and send to its stockholders in connection with the merger. INSPIRATO SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC

CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain free copies of the proxy statement (when available) and other documents filed with the SEC by Inspirato through the website maintained by the SEC at www.sec.gov.

Inspirato, Exclusive Investments and certain of their respective directors, certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the proposed merger under the rules of the SEC. Information about the directors and executive officers of Inspirato is set forth in its proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on April 24, 2025. This document can be obtained free of charge from the SEC website indicated above. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the merger will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.